EXHIBIT 99.2

TRIAD FINANCIAL CORPORATION

OFFICER’S CERTIFICATE

The undersigned hereby certifies that he is a duly authorized officer of Triad Financial Corporation (the “Servicer”), and that as such he is authorized to execute and deliver this certificate in the name and on the behalf of Triad Financial Corporation, and certifies that:

1.	I have reviewed the activities of the Servicer during the period August 21, 2002 through December 31, 2002 and of its performance under the Sale and Servicing Agreement; and

2.	to the best of my knowledge, based on such review and other than described herein, the Servicer has fulfilled all its obligations under the Sale and Servicing Agreement for the above referenced period.

This certificate is delivered in accordance with Section 4.10 of the Sale and Servicing Agreement relating to Triad Automobile Receivables Trust 2002-A dated as of August 21, 2002 (the “Sale and Servicing Agreement”), among JPMorgan Chase Bank, Triad Financial Corporation, Triad Financial Special Purpose LLC and Triad Automobile Receivables Trust 2002-A. This certificate is dated as of December 31, 2002.

TRIAD FINANCIAL CORPORATION

By:	(S) Mike L. Wilhelms

Mike L. Wilhelms Chief Financial Officer